Exhibit 99.2



99 CENTS ONLY STORES HAS DECLARED A 5-FOR-4 STOCK SPLIT, IN THE FORM OF A STOCK DIVIDEND, PAYABLE NOVEMBER 12, 1998 TO SHAREHOLDERS OF RECORD NOVEMBER 5, 1998

CITY OF COMMERCE, Calif.--(BUSINESS WIRE)--Oct. 26, 1998--99 Cents Only Stores (NYSE:NDN - news) announced today that its board of directors declared a five-for-four stock split on its common stock, in the form of a stock dividend, payable on November 12, 1998 to shareholders of record on November 5, 1998.

Prior to this dividend the Company had 19,773,074 shares of no par common stock outstanding. The five-for-four stock split increases the number of shares currently outstanding to approximately 24,716,342. If shareholders are contemplating a sale they should consult their broker as to the effect of the split shares and the resulting price. Fractional shares will be paid based on the closing price on the shareholder of record date adjusted for the effect of the split.

We are pleased to announce this stock dividend as part of our continuing efforts to broaden our stock's marketability and liquidity.

99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 61 retail stores all in Southern California, a wholesale division called Bargain Wholesale. The Company has opened ten stores in the first ten months of this year, including two relocations and the Company's first store in Riverside County, which opens tomorrow. Through its Universal International, Inc. subsidiary, it operates 74 Only Deals and Odd's-N-End's multi-price discount stores located in the upper Midwest, New York and Texas. 99 Cents Only Stores emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised clean stores.



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